Exhibit (b)(3)

Execution Copy

Tray 3 LLC

120 Millview Drive

Pittsburgh, Pennsylvania 15238-1626

December 22, 2014

Mobius Acquisition, LLC

Mobius Acquisition Merger Sub, Inc.

Centre City Tower, Suite 705

650 Smithfield Street

Pittsburgh, Pennsylvania, 15222

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof, by and among Mobius Acquisition, LLC, a Delaware limited liability company (“Parent”), Mobius Acquisition Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Peerless Systems Corporation, a Delaware corporation (“Company”), pursuant to which (i) Merger Sub has agreed to commence a tender offer for all of the outstanding shares of Company Common Stock (the “Offer”) and (ii) if the Offer is completed on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving the merger (the “Merger” and together with the Offer, the “Transactions”) on the terms and conditions set forth therein. Capitalized or other terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. This letter agreement (this “Agreement”) is being delivered by Tray 3 LLC, a Delaware limited liability company (“Tray 3”), to Parent and Merger Sub in connection with the execution of the Merger Agreement.

1.     Commitment. We are pleased to advise you that Tray 3 hereby commits, subject only to the conditions set forth in paragraph 2 of this Agreement, to fund by way of an unsecured loan to Merger Sub, Twenty Two Million Dollars ($22,000,000) (the “Commitment”), solely for the purpose of funding, and to the extent necessary to fund, the Total Transaction Costs, it being understood that Tray 3 shall not under any circumstances be obligated to fund any amounts in excess of the Commitment.

2.     The obligation of Tray 3 under this Agreement to fund its Commitment (a) is subject only to (i) the terms of this Agreement and (ii) the satisfaction or waiver by Parent and Merger Sub of all of the Offer Conditions, and (b) will occur, subject to the foregoing clause (a), simultaneous with the Offer Closing.

3.     Tray 3 acknowledges that the Company has relied on this Agreement and that the Company is hereby made an express third party beneficiary hereof and is entitled to specifically enforce the obligations of Tray 3 hereunder directly against Tray 3 to cause Tray 3 to fund the total Commitment. Except as set forth in the preceding sentence, the Commitment is solely for the benefit of Parent and Merger Sub and is not intended (expressly or impliedly) to confer any benefits on, or create any rights in favor of, any other Person, other than the Company under the Merger Agreement, who shall be the only third party beneficiary hereof. Nothing set forth in this Agreement contains or gives, or shall be construed to contain or to give, any Person (other than Parent, Merger Sub or the Company), including any Person acting in a representative capacity, any remedies under or by reason of, or any rights to enforce or cause Parent, Merger Sub or the Company to enforce, the commitment set forth herein, nor shall anything in this Agreement be construed, to confer any rights, legal or equitable, in any Person other than Parent, Merger Sub and the Company. This Agreement may not be amended or revoked, and the commitments hereunder may not be amended, waived or terminated, without the written consent of the Company.

Mobius Acquisition, LLC

Mobius Acquisition Merger Sub, Inc.

December 22, 2014

4.     Tray 3’s obligation to fund its Commitment will terminate automatically and immediately upon the earliest to occur of (a) valid termination of the Merger Agreement in accordance with its terms or the Offer Termination, (b) the commencement of any proceeding by the Company, or any of its affiliates, against any Non-Recourse Party relating to this Agreement, (c) the Offer Closing (at which time such obligation shall be discharged).

5.     Concurrently with the execution and delivery of this letter, Tray 3 is executing and delivering to the Company a Guaranty (the “Guaranty”) in form and substance substantially as set forth on Exhibit A attached hereto.

7.     Tray 3 hereby represents and warrants as follows:

(a)     Tray 3 is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware;

(b)     The execution and delivery of this Agreement by Tray 3 and the consummation by Tray 3 of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Tray 3 and no other corporate or other proceedings on the part of Tray 3 are necessary to authorize the execution and delivery of this Agreement by Tray 3 or to consummate the transactions contemplated hereby;

(c)     This Agreement has been duly executed and delivered by Tray 3 and constitutes the valid and binding obligation of Tray 3, enforceable against Tray 3 in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors' rights generally and by general principles of equity;

Mobius Acquisition, LLC

Mobius Acquisition Merger Sub, Inc.

December 22, 2014

(d)     The execution, delivery and performance of this Agreement by Tray 3 and the consummation by Tray 3 of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation, by-laws, partnership agreement, operating agreement, or other governing instruments of Tray 3; (ii) conflict with or violate any Law applicable to Tray 3 or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any consent, approval or authorization of, or notice to any third party under any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral, to which Tray 3 is a party or otherwise bound; or (iv) result in the creation of any Lien on any of the properties or assets of Tray 3;

(e)     No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is required to be obtained or made by Tray 3 in connection with the execution, delivery and performance by Tray 3 of this Agreement or the consummation by Tray 3 of the transactions contemplated hereby; and

(f)     Tray 3 has and will have the financial capacity to pay and perform all of its obligations under this Agreement for as long as this Agreement shall remain in effect.

Tray 3 acknowledges that the Company has specifically relied on the accuracy of the representations and warranties contained in this paragraph 7 in entering into the Merger Agreement.

8.     This Agreement is being entered into by Parent, Merger Sub and Tray 3 to induce the Company to enter into the Merger Agreement. This Agreement (or any term or condition set forth herein) may not be waived, amended or modified except by an instrument in writing signed by each of the parties hereto (subject to obtaining the prior written consent of the Company as required by the last sentence of paragraph 3). Notwithstanding anything to the contrary set forth herein, neither this Agreement nor the Commitment shall be effective unless the Merger Agreement has been executed and delivered by the parties thereto.

9.     Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, Parent and Merger Sub, by its acceptance of the benefits of the Commitment provided herein, covenants, agrees and acknowledges that no Person other than Tray 3 and its successors and permitted assigns shall have any obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that Tray 3 may be a partnership or limited liability company, it has no rights of recovery against and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future directors, officers, employees, direct or indirect equityholders, controlling persons, general or limited partners, members, managers, stockholders, incorporators, affiliates, financing sources, attorneys, representatives, agents, or successor or assignee of any of the foregoing (such persons, collectively, but excluding Tray 3 itself, Parent and Merger Sub, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

Mobius Acquisition, LLC

Mobius Acquisition Merger Sub, Inc.

December 22, 2014

10.     This letter shall be treated as confidential and is being provided to Parent, Merger Sub and the Company solely in connection with its execution of the Merger Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the undersigned; provided, however, that any of the foregoing may disclose this Agreement (i) to its Affiliates and representatives, (ii) to the extent required by Law or the applicable rules of any national securities exchange and (iii) in connection with any litigation or other proceeding relating to this Agreement or the Merger Agreement

11.     The Commitment set forth herein shall not be assignable by Parent or Merger Sub without the prior written consent of Tray 3 and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. No other transfer of any rights or obligations hereunder shall be permitted without the prior written consent of Parent, Merger Sub, Tray 3 and the Company. Any transfer in violation of the preceding sentences shall be null and void.

12.     This letter shall be governed by and construed in accordance with the internal laws of the State of Delaware, disregarding any conflicts of law provisions which may require the application of the law of another jurisdiction. Each party to this letter (and beneficiary, if any) pursuing remedies under this letter hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to the Commitment, this letter or any agreements or transactions contemplated hereby shall only be brought in any federal court or any state court located in Wilmington, Delaware, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding.

Mobius Acquisition, LLC

Mobius Acquisition Merger Sub, Inc.

December 22, 2014

13.     EACH PARTY TO THIS LETTER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

14.     This letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail delivery of a “.pdf” format (or similar format) data file, shall be treated in all manner and respects as an original agreement or instrument and shall have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail transmission of a “.pdf” format (or similar format) data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail transmission of a “.pdf” format (or similar format) data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

15.     This letter constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, between them in respect thereof.

* * * * *

If you are in agreement with the terms of this commitment letter, please forward an executed copy of this letter to the undersigned. We appreciate the opportunity to work with you on this transaction.

Yours sincerely,

TRAY 3, LLC

By:	/s/ Tony Bonidy
Name: Tony Bonidy
Title: Manager

By:	/s/ Theresa Clark
Name: Theresa Clark
Title: Manager

Accepted and agreed to as of

the date first above written:

MOBIUS ACQUISITION, LLC

By:	/s/ Lodovico C. de Visconti
Name: Lodovico C. de Visconti
Title: Chief Executive Officer

MOBIUS ACQUISITION MERGER SUB, INC.

By:	/s/ Lodovico C. de Visconti
Name: Lodovico C. de Visconti
Title: President

Exhibit A

Guaranty

(See Attached)